EXHIBIT 99.1

Contact:	Michael J. Culotta
Chief Financial Officer
(615) 372-8512
LIFEPOINT HOSPITALS ANNOUNCES
DATE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS AND
DEADLINES FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
     Brentwood, Tennessee (October 10, 2006) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that the Company will hold its 2007 Annual Meeting of Stockholders on Tuesday, May 8, 2007.
     If a stockholder wishes to have a proposal considered for inclusion in the Company’s proxy materials for the 2007 Annual Meeting, the proposal must comply with the SEC’s proxy rules, be stated in writing and be received by the Company on or before the close of business on Wednesday, December 6, 2006. This deadline is established by the SEC’s proxy rules and is earlier than the deadline previously disclosed by the Company in the Company’s proxy statement for its 2006 Annual Meeting.
     In addition, in order for a stockholder proposal, including nominations for directors, to be properly brought before the 2007 Annual Meeting, the proposal must comply with the Company’s By-Laws and be received by the Secretary of the Company at the Company’s principal executive offices no later than the close of business on Wednesday, February 7, 2007. Any proposals should be mailed to the Company at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary.
     LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities. Of the Company’s 53 hospitals, 49 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 22,300 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
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Important Legal Information
     All references to “LifePoint Hospitals” as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.
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